Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Amendment No. 1 to Registration Statement No. 333-164271 of our report dated June 25, 2009, relating to the consolidated financial statements and financial statement schedule of Nebraska Book Company, Inc. (a wholly-owned subsidiary of NBC Acquisition Corp.) and subsidiaries appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the headings “Summary consolidated financial and other data” and “Experts” in such Prospectus.
/s/ Deloitte & Touche LLP
Lincoln, Nebraska
January 29, 2010